NEWS RELEASE At Old Republic: At Financial Relations Board: Craig R. Smiddy: President and Chief Executive Officer Analysts/Investors: Joe Calabrese 212/827-3772 OLD REPUBLIC ANNOUNCES SPECIAL DIVIDEND CHICAGO – December 13, 2024 – Old Republic International Corporation (NYSE: ORI) – today announced its Board of Directors has declared a special cash dividend of $2.00 per share. This special dividend is payable on January 15, 2025 to shareholders of record on January 3, 2025 and will return approximately $500 million to shareholders. In the fourth quarter to date, Old Republic has purchased $174 million under a $1.1 billion share repurchase authorization approved by the Board on February 29, 2024, of which approximately $240 million remains available. Under the share repurchase program, Old Republic may continue to purchase shares on a discretionary basis from time to time through open market purchases, private negotiated transactions or other means. In reaching its decision to declare the special dividend, the Board of Directors evaluated such factors as the current and foreseeable liquidity and capital needs of the parent holding company and its insurance company subsidiaries. Craig R. Smiddy, President and CEO, commented, “Old Republic continues to perform at a high level, generating excess capital that can be returned to shareholders. Today’s announcement of a $2.00 special dividend complements our ongoing share repurchase programs that in the last two and a half years have returned over $1.7 billion to shareholders and reduced shares outstanding by over 20%. These actions reflect the strength of our balance sheet and continued confidence in the growth and earnings potential of our diversified portfolio of specialty insurance businesses.” Since December 31, 2019, Old Republic has returned over $4 billion to shareholders through share repurchases and regular and special cash dividends. Its current annualized regular cash dividend rate of $1.06 per share represents an 8.2% increase from 2023, marks the 43rd consecutive year that Old Republic has increased its regular cash dividend, and the 83rd year of uninterrupted regular cash dividend payments. About Old Republic Chicago-based Old Republic International Corporation is one of the nation's 50 largest shareholder-owned insurance businesses. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. Old Republic’s general insurance business ranks among the nation’s 50 largest, while its title insurance business is the third largest in its industry. For Old Republic’s latest news releases and other corporate documents: Please visit us at www.oldrepublic.com Alternatively, please write or call: Investor Relations Old Republic International Corporation 307 North Michigan Avenue, Chicago, IL 60601 (312) 346-8100